Exhibit 99.1

BROWN JORDAN ANNOUNCES AMENDMENT
TO CREDIT AGREEMENT AND
ADDITIONAL AVAILABILITY

     POMPANO BEACH, FL – (December 31, 2004) – Brown Jordan International, Inc. (“Company”) announced today that it has amended its $90 million asset – based revolving credit facility (“Revolver”) to provide for a $5 million supplemental advance (“Supplemental Advance”). The new Supplemental Advance will not increase the aggregate $90 million facility amount under the Revolver, but it is not subject to the Revolver’s borrowing base calculation.

     The Supplemental Advance will carry interest at a Eurodollar Rate plus 450 basis points or a Base Rate plus 250 basis points. It will be due and payable on May 1, 2007, the maturity date of the Revolver. The Supplemental Advance may be used for the Company’s working capital needs. The applicable margin for Eurodollar borrowings under the Revolver (other than the Supplemental Advance) will increase to 275 basis points, and the applicable margin for Base Rate borrowings under the Revolver (other than the Supplemental Advance) will increase to 75 basis points, subject to, in each case, reduction upon the happening of certain events.

     The Supplemental Advance will provide the Company with sufficient liquidity to fund its short-term working capital requirements and senior debt payment obligations, including the interest payment of approximately $3.7 million due today to the holders of its $135.0 million Senior Secured Notes due May 1, 2007.

     James R. Malone, President and Chief Executive Officer of the Company, stated “This is good news for all our constituencies. The Company has made significant strides in the last few months in reorganizing and cost-cutting measures and in focusing on operational excellence. We appreciate our customers and vendors being so supportive of us in these efforts. This is an important step for our Company.”

About Brown Jordan International

     Brown Jordan International, Inc. designs, manufactures and markets retail and contract furnishings under the brand names Brown Jordan, Tommy Bahama, Pompeii, Winston, Vineyard, Molla, Tradewinds, Stuart Clark, Werner Woods, Casual Living, Southern Wood Products, Lowenstein, Charter, Lodging by Charter, Woodsmiths, Wabash Valley, Texacraft, and Tropic Craft. Brown Jordan International’s corporate office is located in Pompano Beach, Florida with offices and manufacturing facilities located both domestically and internationally.

     Brown Jordan International, Inc. is an affiliate of Trivest Partners, L.P., a private investment firm, which is a leading provider of equity for middle market corporate acquisitions, recapitalizations and growth capital financings. Since its founding in 1981, Trivest has sponsored more than 115 acquisitions and recapitalizations, totaling approximately $2.0 billion in value. Trivest recently closed its third institutional investment fund, Trivest Fund III, L.P., with $316.1 million in total commitments. For more information, please visit www.trivest.com.